As filed with the Securities and Exchange Commission on October 29, 2014.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Carlyle Group L.P.

(Exact name of Registrant as specified in its charter)

Delaware	6282	45-2832612
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004-2505

Telephone: (202) 729-5626

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey W. Ferguson

General Counsel

The Carlyle Group L.P.

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004-2505

Telephone: (202) 729-5626

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joshua Ford Bonnie

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Approximate date of commencement of the proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Units Representing Limited Partner Interests	460,000	$29.87	$13,740,200	$1,597

(1)	This Registration Statement registers 460,000 common units representing limited partner interests of The Carlyle Group L.P. issuable upon exchange of an equivalent number of partnership units of the Carlyle Holdings partnerships. This Registration Statement also relates to such additional common units of The Carlyle Group L.P. as may be issued with respect to such common units by way of a unit distribution, unit split or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales price per common unit of The Carlyle Group L.P. as reported on the NASDAQ Global Select Market on October 27, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 29, 2014

Preliminary Prospectus

The Carlyle Group L.P.

460,000 Common Units

Representing Limited Partner Interests

The Carlyle Group L.P. may issue from time to time up to 460,000 common units representing limited partner interests (“common units”) to holders of Carlyle Holdings partnership units upon exchange of up to an equal number of Carlyle Holdings partnership units held by certain of the former owners of Metropolitan Real Estate Equity Management, LLC and their permitted assigns (the “Metropolitan Sellers”) that first become exchangeable on November 1, 2014.

“Carlyle Holdings” is a collective reference to Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P. and the terms “Carlyle Holdings partnership unit” or “partnership unit in/of Carlyle Holdings” refer collectively to a partnership unit in each of the Carlyle Holdings partnerships. The Carlyle Group L.P. conducts all of its material business activities through Carlyle Holdings and, through wholly-owned subsidiaries, is the sole general partner of each of the Carlyle Holdings partnerships.

As required by a registration rights agreement to which the Metropolitan Sellers became a party, we are registering the issuance of our common units to permit holders of such Carlyle Holdings partnership units who exchange their partnership units to sell without further registration in the open market or otherwise any of our common units that they receive upon exchange.

We will not receive any cash proceeds from the issuance of any of our common units upon an exchange of Carlyle Holdings partnership units, although we will acquire the Carlyle Holdings partnership units exchanged for our common units that we issue to an exchanging holder.

Our common units are listed on the NASDAQ Global Select Market under the symbol “CG.” The last reported sale price of our common units on October 27, 2014 was $29.81 per common unit.

Investing in our common units involves risks. Limited partnerships are inherently different than corporations. See “Risk Factors ” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We are offering to issue upon exchange only the common units covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any issuance of the common units.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

Prior to the reorganization we effected in connection with the May 2, 2012 initial public offering of the common units (the “IPO”), our business was owned by four holding entities: TC Group, L.L.C., TC Group Cayman, L.P., TC Group Investment Holdings, L.P. and TC Group Cayman Investment Holdings, L.P. We refer to these four holding entities collectively as the “Parent Entities.” The Parent Entities were under the common ownership and control of our senior Carlyle professionals and two strategic investors that owned minority interests in our business — entities affiliated with Mubadala Development Company, an Abu-Dhabi based strategic development and investment company (“Mubadala”), and California Public Employees’ Retirement System (“CalPERS”). Unless the context suggests otherwise, references in this prospectus to “Carlyle,” the “Company,” “we,” “us” and “our” refer (1) prior to the consummation of our reorganization into a holding partnership structure to Carlyle Group, which was comprised of the Parent Entities and their consolidated subsidiaries and (2) after our reorganization into a holding partnership structure, to The Carlyle Group L.P. and its consolidated subsidiaries. In addition, certain individuals engaged in our businesses own interests in the general partners of our existing carry funds. Certain of these individuals contributed a portion of these interests to us as part of the reorganization. We refer to these individuals, together with the owners of the Parent Entities prior to the reorganization and our initial public offering, collectively as our “pre-IPO owners.”

When we refer to the “partners of The Carlyle Group L.P.,” we are referring specifically to the common unitholders and our general partner, Carlyle Group Management L.L.C. (the “general partner”), and any others who may from time to time be partners of that specific Delaware limited partnership. When we refer to our “senior Carlyle professionals,” we are referring to the partner-level personnel of our firm. When we refer to our “Carlyle Holdings,” we are referring, collectively, to Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P.

i

Our senior Carlyle professionals, together with CalPERS and Mubadala, were the owners of our Parent Entities prior to the reorganization. References in this prospectus to the ownership of the senior Carlyle professionals include the ownership of personal planning vehicles of these individuals.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, we may offer to issue upon exchange from time to time up to an aggregate of 460,000 common units.

ii

THE CARLYLE GROUP

We are one of the world’s largest and most diversified multi-product global alternative asset management firms. We advise an array of specialized investment funds and other investment vehicles that invest across a range of industries, geographies, asset classes and investment strategies and seek to deliver attractive returns for our fund investors. Since our firm was founded in Washington, D.C. in 1987, we have grown to become a leading global alternative asset manager with approximately $203 billion in AUM across 129 funds and 141 fund of funds vehicles as of September 30, 2014. We have 1,700 employees, including more than 800 investment professionals in 40 offices across six continents, and we serve more than 1,700 active carry fund investors from 78 countries. Across our Corporate Private Equity and Real Assets segments, we have investments in over 200 portfolio companies that employ more than 675,000 people.

The Carlyle Group L.P. was formed in Delaware on July 18, 2011. Our principal executive offices are located at 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004-2505, and our telephone number is (202) 729-5626.

RISK FACTORS

When exchanging your Carlyle Holdings partnership units for our common units you should carefully consider each of the risks described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus may contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “seek,” “approximately,” “predict,” “intend,” “plan,” “estimate,” “anticipate” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report and in our other periodic filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any of our common units pursuant to this prospectus, although we will acquire the Carlyle Holdings partnership units exchanged for our common units that we may issue to an exchanging holder.

EXCHANGE OF CARLYLE HOLDINGS PARTNERSHIP UNITS

In connection with our acquisition of Metropolitan Real Estate Equity Management, LLC, a Delaware limited liability company (“Metropolitan”), the Metropolitan Sellers became a party to an exchange agreement. Under the exchange agreement, subject to the applicable vesting and minimum retained ownership requirements and transfer restrictions, each such holder of Carlyle Holdings partnership units (and certain transferees thereof) may up to four times each year (subject to the terms of the exchange agreement) exchange these partnership units for The Carlyle Group L.P. common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, provided that no such exchange may occur prior to the first anniversary of the closing of our acquisition of an interest in Metropolitan — i.e., November 1, 2014. Under the exchange agreement, to effect an exchange a holder of partnership units in Carlyle Holdings must simultaneously exchange one partnership unit in each of the Carlyle Holdings partnerships. The Carlyle Group L.P. will hold, through wholly owned subsidiaries, a number of Carlyle Holdings partnership units equal to the number of common units that The Carlyle Group L.P. has issued. As a holder exchanges its Carlyle Holdings partnership units, our indirect interest in the Carlyle Holdings partnerships will be correspondingly increased.

The Carlyle Holdings partnership units that may be exchanged for common units covered by this prospectus were offered and sold to the Metropolitan Sellers on November 1, 2013 in connection with our acquisition of Metropolitan and include earnout Carlyle Holdings partnership units to be issued to such Metropolitan Sellers if Metropolitan achieves certain business performance goals.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner or its affiliates (including each party’s respective owners) on the one hand, and our partnership, its subsidiaries or our limited partners, on the other hand.

Whenever a potential conflict arises between our general partner or its affiliates or associates, on the one hand, and us, our subsidiaries or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that eliminate the fiduciary duties that otherwise would be owed by our general partner to our common unitholders and the partnership at law or in equity. Accordingly, our general partner is only subject to the contractual duties set forth in our partnership agreement and to the implied contractual covenant of good faith and fair dealing. Our partnership agreement also limits the liability of our general partner and restricts the remedies available to common unitholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties).

Under our partnership agreement, our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our common unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the voting power of our voting units, excluding any voting units owned by our general partner and any of its affiliates, although our general partner is not obligated to seek such approval; or

•	approved by our general partner in good faith as determined under the partnership agreement.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee or the holders of our voting units. If our general partner does not seek approval from the conflicts committee or the holders of our voting units, any resolution or course of action taken by it with respect to the conflict of interest shall be conclusively deemed approved by us and our partners and not a breach of our partnership agreement or any duty (including any fiduciary duties) unless our general partner subjectively believes that the resolution or course of action is opposed to the best interests of the partnership. In any proceeding brought by or on behalf of any limited partner or us or any other person bound by the partnership agreement, the person bringing or prosecuting such proceeding will have the burden of providing that the general partner subjectively believed that such resolution or course of action was opposed to the best interests of the partnership. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict.

The three bullet points above establish the procedures by which conflict of interest situations are to be resolved pursuant to our partnership agreement. These procedures benefit our general partner by providing our general partner with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest. Given the significant flexibility afforded our general partner to resolve conflicts of interest — including that our general partner has the right to determine not to seek the approval of the common unitholders with respect to the resolution of such conflicts — the general partner may resolve conflicts of interest pursuant to the partnership agreement in a manner that common unitholders may not believe to be in their or in our best interests. Neither our common unitholders nor we will have any recourse against our general partner if our general partner satisfies one of the standards described in the three bullet points above.

In addition to the provisions relating to conflicts of interest, our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or other applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its

“sole discretion” or “discretion” or pursuant to any provision of our partnership agreement not subject to an express standard of “good faith,” then our general partner will not be subject to any fiduciary duty and will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners and will not be subject to any different standards imposed by the partnership agreement or otherwise existing at law, in equity or otherwise. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our common unitholders will only have recourse and be able to seek remedies against our general partner if our general partner breaches its obligations pursuant to our partnership agreement. Unless our general partner breaches its obligations pursuant to our partnership agreement, we and our common unitholders will not have any recourse against our general partner even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our partnership agreement, our partnership agreement provides that our general partner and its officers and directors will not be liable to us or our common unitholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These modifications are detrimental to the common unitholders because they restrict the remedies available to common unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Potential Conflicts

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash flow from operations to our common unitholders.

The amount of cash that is available for distribution to our common unitholders is affected by decisions of our general partner regarding such matters as:

•	the amount and timing of cash expenditures, including those relating to compensation;

•	the amount and timing of investments and dispositions;

•	levels of indebtedness;

•	tax matters;

•	levels of reserves; and

•	issuances of additional partnership securities.

In addition, borrowings by our partnership and our affiliates do not constitute a breach of any duty owed by our general partner to our common unitholders. Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates on terms agreed to by our general partner in good faith. Under our partnership agreement, those borrowings conclusively will be deemed to be in good faith and not a breach of our partnership agreement or any duty of the general partner if: (1) they are approved by the conflicts committee of our general partner or by the vote of a majority of the voting power of our voting units, excluding any voting units held by our general partner or any of its affiliates, in accordance with the terms of the partnership agreement or (2) they are otherwise approved by our general partner in good faith as determined under the partnership agreement.

We reimburse our general partner and its affiliates for expenses.

We reimburse our general partner and its affiliates for all costs incurred in managing and operating us, and our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

Our general partner has historically limited, and intends to continue to limit, its liability regarding our obligations.

Our general partner has historically limited, and intends to continue to limit, its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner, its assets or its owners. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. The limitation on our general partner’s liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

Our common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates on the other, do not grant to the common unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not or will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine in its sole discretion any amounts to reimburse itself or its affiliates for any costs or expenses incurred in connection with our activities. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our general partner and its affiliates on the other, are or will be the result of arm’s-length negotiations. Our general partner will determine the terms of any of these transactions entered into on terms that it agrees to in good faith as determined under our partnership agreement. Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. See “Material Provisions of The Carlyle Group L.P. Partnership Agreement — Limited Call Right.”

We may choose not to retain separate counsel for ourselves or for the holders of common units.

Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee, and may perform services for our general partner and its affiliates. We are not required to retain separate counsel for ourselves or the holders of our common units in the event of a conflict of interest between our general partner and its affiliates on the one hand, and us or the holders of our common units on the other.

Our general partner’s affiliates may compete with us.

The partnership agreement provides that our general partner is restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. The partnership agreement does not prohibit affiliates of the general partner, including its owners, from engaging in other business or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our investment funds and may have obligations to other third parties that may conflict with your interests.

Our subsidiaries that serve as the general partners of our investment funds have certain duties and obligations to those funds and their investors and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our investment funds (including funds that have different fee structures), the purchase or sale of investments in our investment funds, the structuring of investment transactions for those funds, the advice we provide or otherwise in a manner consistent with such duties and obligations. In addition, directors and officers of our general partner, our senior Carlyle professionals, operating executives and other professionals have made personal investments in and alongside a variety of our investment funds, which may result in conflicts of interest among investors in our funds or our common unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. federal income tax considerations of our partners may conflict with your interests.

Because our partners hold their Carlyle Holdings partnership units directly or through entities that are not subject to corporate income taxation and The Carlyle Group L.P. holds Carlyle Holdings partnership units through wholly-owned subsidiaries, at least one of which is subject to taxation as a corporation in the United States, conflicts may arise between our partners and The Carlyle Group L.P. relating to the selection and structuring of investments or other matters. Our limited partners will be deemed to expressly acknowledge that our general partner is under no obligation to consider the separate interests of our limited partners (including among other things the tax consequences to limited partners) in deciding whether to cause us to take (or decline to take) any actions.

Fiduciary Duties

Duties owed to common unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties (including fiduciary duties) otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains provisions that eliminate the fiduciary duties that otherwise would be owed by our general partner to our common unitholders and the partnership at law or in equity. Accordingly, our general partner will only be subject to the contractual duties set forth in our partnership agreement and to the implied contractual covenant of good faith and fair dealing. We have adopted these modifications to allow our general partner and its affiliates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests and the interests of the common unitholders when resolving conflicts of interest. Without these modifications, the general partner’s ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to the common unitholders because they restrict the remedies available to common unitholders for actions that without those limitations might constitute breaches of duty (including a fiduciary duty), as described below, and they permit our general partner to take into account its own interests and the interests of third parties in addition to our interests and the interests of the common unitholders when resolving conflicts of interest.

The following is a summary of the duties owed by our general partner to the limited partners under our partnership agreement as compared to the default fiduciary duty standards that otherwise would be owed by our general partner to the limited partners at law or in equity:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to inform itself prior to making a business decision of all material information reasonably available to it. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not fair to and in the best interests of the partnership where a conflict of interest is present.

Partnership Agreement Modified Standards

General. Our partnership agreement contains provisions that waive duties of or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its “sole discretion” or “pursuant to any provision of our partnership agreement not subject to an express standard of “good faith” then our general partner will not be subject to any fiduciary duty and will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including our common unitholders, and will not be subject to any different standards imposed by the partnership agreement or otherwise existing of law, in equity or otherwise. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the common unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable to us, our limited partners, including our common unitholders, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special Provisions Regarding Affiliated Transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by a vote of holders of voting units (excluding voting units owned by the general partner and its affiliates) and that are not approved by the conflicts committee of the board of directors of our general partner will conclusively be deemed approved by the partnership and all partners, and will not constitute a breach of our partnership agreement or of any duty (including any fiduciary duty) existing at law, in equity or otherwise, unless our general Partner subjectively believes that the resolution or course of action in respect of such conflict of interest is opposed to the best interests of the partnership.

In any proceeding brought by or on behalf of any limited partner, including our common unitholders, or our partnership or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of proving that the general Partner subjectively believed that such resolution or course of action was opposed to the best interests of the partnership. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and Remedies of Common Unitholders Restricted by Modified Standards	The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

By holding our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a common unitholder to sign our partnership agreement does not render our partnership agreement unenforceable against that person.

We have agreed to indemnify our general partner, any departing general partner, any person who is or was a tax matters partner, officer or director of our general partner or any departing general partner, any officer or directors of our general partner or any departing general partner who is or was serving at the request of our general partner as an officer, director, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person, any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director of our general partner, or any person designated by our general partner, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our general partner or these other persons on an after tax basis. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See “Material Provisions of The Carlyle Group L.P. Partnership Agreement — Indemnification.”

DESCRIPTION OF COMMON UNITS

Common Units

Our common units represent limited partner interests in The Carlyle Group L.P. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to our distributions, see “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Cash Distribution Policy” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014 and incorporated by reference in this prospectus. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Material Provisions of The Carlyle Group L.P. Partnership Agreement.”

Unless our general partner determines otherwise, we will issue all our common units in uncertificated form.

Transfer of Common Units

By acceptance of the transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a common unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	will become bound by the terms of, and will be deemed to have agreed to be bound by, our partnership agreement;

•	gives the consents, approvals, acknowledgements and waivers set forth in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder’s rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the registrar and transfer agent for our common units. You may contact the registrar and transfer agent at 6201 15th Avenue, Brooklyn, NY 11219.

MATERIAL PROVISIONS OF THE CARLYLE GROUP L.P.

PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of The Carlyle Group L.P. The Amended and Restated Agreement of Limited Partnership of The Carlyle Group L.P. is filed as an exhibit to the registration statement of which this prospectus forms a part, and is referred to in this prospectus as our partnership agreement. The following summary is qualified in its entirety by reference thereto.

General Partner

Our general partner, Carlyle Group Management L.L.C., manages all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our general partner and limit remedies available to common unitholders for actions that might otherwise constitute a breach of duty. See “Conflicts of Interest and Fiduciary Responsibilities.” Carlyle Group Management L.L.C. is wholly-owned by our senior Carlyle professionals. Our common unitholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management’s decisions regarding our business. The voting rights of our common unitholders are limited as set forth in our partnership agreement and in the Delaware Limited Partnership Act. For example, our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any common unitholder as set forth under “— Amendment of the Partnership Agreement — No Limited Partner Approval.”

Organization

We were formed on July 18, 2011 and will continue until cancellation of our certificate of limited partnership as provided in the Delaware Limited Partnership Act.

Purpose

Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner in its sole discretion and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act.

Power of Attorney

Each limited partner, and each person who acquires a limited partner interest in accordance with our partnership agreement, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement and certificate of limited partnership, in each case in accordance with our partnership agreement.

Capital Contributions

Our common unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.” Our general partner is not obligated to make any capital contributions.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Partnership Act and that he, she or it otherwise acts in conformity with the provisions of our partnership agreement, his, her or its liability under the Delaware Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital he, she or it is obligated to contribute to us for his, her or its common units, plus his, her or its share of any undistributed profits and assets, plus his, her or its obligation to make other payments that is provided for in our partnership agreement. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

•	to elect the directors of our general partner in limited circumstances,

•	to approve some amendments to our partnership agreement, or

•	to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Limited Partnership Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law. The limitation on our general partner’s liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to elect the directors of our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the common units.

Distributions

Distributions will be made to the partners pro rata according to the percentages of their respective partnership interests. See “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Cash Distribution Policy” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014 and incorporated by reference in this prospectus.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than the amendments that require the approval of each limited partner affected or that do not require limited partner approval, each as discussed below, our general partner must seek approval of the holders of a majority of our outstanding voting units, unless a greater or lesser percentage is required under our partnership agreement, in order to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. See “— Meetings; Voting.”

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless such enlargement may be deemed to have occurred as a result of any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests that has been approved by the holders of not less than a majority of the outstanding partnership interests of the class affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

No Limited Partner Approval

Our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

(1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines in its sole discretion is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

(4) a change that our general partner determines in its sole discretion to be necessary or appropriate to address certain changes in U.S. federal, state or local income tax regulations, legislation or interpretation;

(5) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, employees, agents or trustees, from having a material risk of being in any manner subjected to registration under the provisions of the 1940 Act, the Advisers Act or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

(6) an amendment that our general partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

(7) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(8) an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our partnership agreement;

(9) any amendment that in the sole discretion of our general partner is necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity;

(10) a change in our fiscal year or taxable year and related changes;

(11) a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance or those arising out of its incorporation or formation;

(12) an amendment effected, necessitated or contemplated by an amendment to any partnership agreement of the Carlyle Holdings partnerships that requires unitholders of any Carlyle Holdings partnership to provide a statement, certification or other proof of evidence to the Carlyle Holdings partnerships regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by the Carlyle Holdings partnerships;

(13) any amendment to the forum selection provisions of the partnership agreement that the general partner determines in good faith;

(14) any amendment that the general partner determines to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or

(15) any other amendments substantially similar to any of the matters described in (1) through (14) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

(1) do not adversely affect our limited partners considered as a whole (or adversely affect any particular class of partnership interests as compared to another class of partnership interests, except under clause (6) above) in any material respect; provided, however, for purposes of determining whether an amendment satisfies the requirements in this clause (1), our general partner may disregard any adverse effect on any class or classes of partnership interests that have approved such amendment by the holders of not less than a majority of the outstanding partnership interests of the class so affected;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act);

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4) are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5) are required to effect the intent expressed in the registration statement of which this prospectus forms a part or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under “— No Limited Partner Approval” should occur. No other amendments to our partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under “— Merger, Sale or Other Disposition of Assets” or an amendment described in the following paragraphs) will become effective without the approval of holders of at least 90% of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability of any of our limited partners under the Delaware Limited Partnership Act.

Except for amendments that may be adopted solely by our general partner or pursuant to a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of not less than a majority of the outstanding partnership interests of the class so affected. Unless our general partner determines otherwise in its sole discretion, only our voting units will be treated as a separate class of partnership interest for this purpose.

In addition, any amendment that reduces the voting percentage required to take any action under our partnership agreement must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting or consent requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement provides that our general partner in its sole discretion may not, without the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to, among other things, sell or exchange all or substantially all of our assets in a single transaction or a series of related transactions, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries; provided, however our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in any or all of our assets (including for the benefit of persons other than us or our subsidiaries), including, in each case, pursuant to any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the approval of the limited partners.

Our general partner may, with the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to merge or consolidate or otherwise combine with one or more other persons. In addition, if conditions specified in our partnership agreement are satisfied, our general partner may, without limited partner approval, convert or merge us into, or convey some or all of our assets to, a newly formed limited liability entity if (i) the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, (ii) our general partner receives an opinion of counsel that the merger or conveyance will not result in the loss of limited liability of any limited partner, and (iii) the governing instruments of the new entity provide the limited partners and our general partner with substantially the same rights and obligations as are contained in the partnership agreement. Additionally, our general partner may, without limited partner approval, cause our subsidiaries to merge or consolidate or otherwise combine with one or more other persons. The common unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Election to be Treated as a Corporation

If our general partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our general partner may elect to treat our partnership (or any of our subsidiaries) as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may effect such change by merger or conversion or otherwise under applicable law.

Dissolution

We will dissolve upon:

(1) the election of our general partner to dissolve our partnership, if approved by the holders of a majority of the voting power of the partnership’s outstanding voting units;

(2) there being no limited partners, unless our partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act;

(3) the entry of a decree of judicial dissolution of our partnership pursuant to the Delaware Limited Partnership Act; or

(4) the withdrawal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer by our general partner of all of its general partner interests pursuant to our partnership agreement unless a successor general partner is appointed in accordance with our partnership agreement.

Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units may also elect, within specific time limitations, to continue the partnership’s business without dissolution on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to the partnership’s receipt of an opinion of counsel to the effect that: (1) the action would not result in the loss of limited liability of any limited partner; and (2) neither we nor any of our subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, our general partner shall act, or select in its sole discretion one or more persons to act, as liquidator. Unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in our partnership agreement and by law, and thereafter, to the partners according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner on or prior to December 31, 2021 without obtaining the approval of the holders of at least a majority of the voting power of the outstanding voting units, excluding voting units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding tax and limited liability matters. After December 31, 2021, our general partner may withdraw as general partner without first obtaining approval of any common unitholder by giving 90 days’ advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the foregoing, our general partner may withdraw at any time without common unitholder approval upon 90 days’ advance notice to the limited partners if at least 50% of the outstanding common units are beneficially owned, owned of record or otherwise controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the voting power of the partnership’s outstanding voting units may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the partnership will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of the partnership’s outstanding voting units agree in writing to continue our business and to appoint a successor general partner. See “— Dissolution” above.

Our common unitholders have no right to remove or expel, with or without cause, our general partner.

In circumstances where a general partner withdraws and a successor general partner is elected in accordance with our partnership agreement, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair value. This fair value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the effective date of the general partner’s departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing general partner and the successor general partner will determine the fair value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the effective date of the general partner’s departure, then an expert chosen by agreement of the independent investment banking firms or independent experts selected by each of them will determine the fair value.

If the option described above is not exercised by the departing general partner, the departing general partner’s general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for the partnership’s benefit.

Transfer of General Partner Interests

Except for transfer by our general partner of all, but not less than all, of its general partner interests in the partnership to an affiliate of our general partner, or to another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all but not less than all, of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in the partnership to another person prior to December 31, 2021 without the approval of the holders of at least a majority of the voting power of the partnership’s outstanding voting units, excluding voting units held by our general partner and its affiliates. On or after December 31, 2021, our general partner may transfer all or any part of its general partner interest without first obtaining approval of any common unitholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner under our partnership agreement and agree to be bound by the provisions of our partnership agreement and furnish to us an opinion of counsel regarding limited liability matters. At any time, the members of our general partner may sell or transfer all or part of their limited liability company interests in our general partner without the approval of the common unitholders.

Limited Call Right

If at any time:

(i) less than 10% of the total limited partner interests of any class then outstanding (other than special voting units), including our common units, are held by persons other than our general partner and its affiliates; or

(ii) the partnership is subjected to registration under the provisions of the 1940 Act, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(1) the current market price as of the date three days before the date the notice is mailed, and

(2) the highest cash price paid by our general partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The U.S. tax consequences to a common unitholder of the exercise of this call right are the same as a sale by that common unitholder of his common units in the market. See “Material U.S. Federal Tax Considerations — Consequences to U.S. Holders of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of The Carlyle Group L.P. common units then outstanding, record holders of common units (other than any person whom our general partner may from time to time with such person’s consent designate as a non-voting common unitholder) or of special voting units will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

Except as described below regarding a person or group owning 20% or more of The Carlyle Group L.P. common units then outstanding, each record holder of a common unit of The Carlyle Group L.P. (other than any person whom our general partner may from time to time with such person’s consent designate as a non-voting common unitholder) is entitled to a number of votes equal to the number of common units held of record as of the relevant record date.

In addition, TCG Carlyle Global Partners L.L.C., an entity wholly-owned by our senior Carlyle professionals, will hold a special voting unit that provides it with a number of votes on any matter that may be submitted for a vote of our common unitholders that is equal to the aggregate number of vested and unvested Carlyle Holdings partnership units held by any limited partner of Carlyle Holdings that does not itself hold a special voting unit. A special voting unit held by any holder other than TCG Carlyle Global Partners L.L.C. will provide that holder with a number of votes on any matter that may be submitted for a vote of our common unitholders that is equal to the number of vested and unvested Carlyle Holdings partnership units held by such holder. We refer to our common units (other than those held by any person whom our general partner may from time to time with such person’s consent designate as a non-voting common unitholder) and our special voting units as “voting units.” Our voting units will be treated as a single class on all such matters submitted for a vote of our common unitholders. If the ratio at which Carlyle Holdings partnership units are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See “— Issuance of Additional Securities” above.

In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of partners in respect of other limited partner interests are cast.

Our general partner does not anticipate that any meeting of common unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consented to in writing or by electronic transmission by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Meetings of the limited partners may be called by our general partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class or classes for which a meeting is proposed. Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

However, if at any time any person or group (other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of The Carlyle Group L.P. common units then outstanding, that person or group will lose voting rights on all of its common units and the common units owned by such person or group may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.

Election of Directors of General Partner

On January 31 of each year (each a “Determination Date”), our general partner will determine whether the total voting power held by (i) holders of the special voting units in The Carlyle Group L.P. (including voting units held by our general partner and its affiliates) in their capacity as such, (ii) then-current or former Carlyle personnel (treating voting units deliverable to such persons pursuant to outstanding equity awards as being held by them), or (iii) any estate, trust, partnership or limited liability company or other similar entity of which any such person is a trustee, partner, member or similar party, respectively, constitutes at least 10% of the voting power of the outstanding voting units of The Carlyle Group L.P., which we refer to as the “Carlyle Partners Ownership Condition.”

The method of nomination, election and removal of the members of the board of directors of our general partner shall be determined accordingly as follows: (i) in any year in which our general partner has determined on the applicable Determination Date that the Carlyle Partners Ownership Condition has not been satisfied, the directors shall be elected at an annual meeting of our common unitholders; and (ii) in any year in which our general partner has determined on the applicable Determination Date that the Carlyle Partners Ownership Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its members in accordance with the limited liability company agreement of our general partner and not by our limited partners.

We will hold an annual meeting of our common unitholders for the election of directors in any year in which we do not satisfy the Carlyle Partners Ownership Condition on the applicable Determination Date. At any such annual meeting, the holders of outstanding voting units shall vote together as a single class for the election of directors to the board of directors of our general partner. Our limited partners shall elect by a plurality of the votes cast at such meeting persons to serve as directors who are nominated in accordance with our partnership agreement. If our general partner has provided at least thirty days advance notice of any meeting at which directors are to be elected, then the limited partners holding outstanding voting units that attend such meeting shall constitute a quorum, and if the our general partner has provided less than thirty days advance notice of any such meeting, then limited partners holding a majority of the voting power of our outstanding voting units shall constitute a quorum.

Prior to any annual meeting of our common unitholders for the election of directors held in the next succeeding year following a year in which an annual meeting of our common unitholders for the election of directors was not held (each such annual meeting an “Initial Annual Meeting”), the board of directors of our general partner shall be divided into three classes, Class I, Class II, and Class III, as determined by the then-existing board of directors in its sole discretion. Each Director shall serve for a three-year term; provided, however, that the directors designated to Class I shall serve for an initial term that expires on the applicable Initial Annual Meeting, the directors designated to Class II shall serve for an initial term that expires on the first annual meeting following the applicable Initial Annual Meeting, and the directors designated to Class III shall serve for an initial term that expires on the second annual meeting following the applicable Initial Annual Meeting. At each succeeding annual meeting of limited partners for the election of Directors following an Initial Annual Meeting, successors to the directors whose term expires at that annual meeting shall be elected for a three-year term. If in any year following an Initial Annual Meeting, our general partner determines on the applicable Determination Date that the Carlyle Partners Ownership Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its members in accordance with the limited liability company agreement of our general partner and not by our limited partners.

Non-Voting Common Unitholders

Any person whom our general partner may from time to time with such person’s consent designate as a non-voting common unitholder, will have no voting rights whatsoever with respect to their common units, including any voting rights that may otherwise exist under our partnership agreement, under the Delaware Limited Partnership Act, at law, in equity or otherwise, provided that any amendment to the partnership agreement that would have a material adverse effect on the rights or preferences of our common units beneficially owned by non-voting common unitholders in relation to other common units must be approved by the holders of not less than a majority of the common units beneficially owned by the non-voting common unitholders. However, unaffiliated third party transferees of common units from a non-voting common unitholder will have the same voting rights with respect to such common units as other holders of common units.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. The common units will be fully paid and non-assessable except as such non-assessability may be affected by section 17-607 as described under “— Limited Liability” above, pursuant to Section 17-804 of the Delaware Limited Partnership Act (which relates to the liability of a limited partner who receives a distribution of assets during the winding up of a limited partnership and who knew at the time of such distribution that it was in violation of this provision) or as set forth in the partnership agreement.

Non-Citizen Assignees; Redemption

If the partnership or any subsidiary is or becomes subject to federal, state or local laws or regulations that in the determination of our general partner in its sole discretion create a substantial risk of cancellation or forfeiture of any property in which the partnership or any subsidiary has an interest because of the nationality, citizenship or other related status of any limited partner, we may redeem the common units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his, her or its nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after receipt of a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his, her or its common units and may not receive distributions in kind upon our liquidation but will be entitled to the cash equivalent thereof.

Indemnification

Under our partnership agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis:

•	our general partner;

•	any departing general partner;

•	any person who is or was a tax matters partner, officer or director of our general partner or any departing general partner;

•	any officer or director of our general partner or any departing general partner who is or was serving at the request of our general partner or any departing general partner as an officer,

•	director, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person;

•	any person who controls a general partner or departing general partner;

•	any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director of our general partner; or

•	any person designated by our general partner in its sole discretion.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the partnership’s assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described above in the fourth bullet point shall be secondary to any indemnification such person is entitled from another person or the relevant Carlyle fund to the extent applicable. Our partnership agreement provides that each of our limited partners and any other person who acquires an equity interest in the partnership will waive, to the fullest extent permitted by law, any and all rights to seek punitive and certain other damages. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under our partnership agreement.

Forum Selection

Our partnership agreement provides that the partnership, the general partner, each of the limited partners, each person in whose name any interest in the partnership is registered, each other person who acquires an interest in any equity interest in the partnership and each other person who is bound by the partnership agreement (collectively, the “Consenting Parties” and each a “Consenting Party”) (1) irrevocably agrees that, unless the general partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to the partnership agreement or any interest in the partnership (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of the partnership agreement, including, without limitation, the validity, scope or enforceability of the forum selection provisions thereof, (B) the duties, obligations or liabilities of the partnership to the limited partners or the general partner, or of limited partners or the general partner to the partnership, or among the limited partners and the general partner, (C) the rights or powers of, or restrictions on, the partnership, the limited partners or the general partner, (D) any provision of the Delaware Limited Partnership Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Limited Partnership Act relating to the partnership or by our partnership agreement, or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a “Dispute”), shall be exclusively brought in the Court of Chancery of the

State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (2) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (3) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (4) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (5) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under our partnership agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (5) hereof shall affect or limit any right to serve process in any other manner permitted by law; (6) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (7) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate; and (8) agrees that if a Dispute that would be subject to the forum selection provisions of the partnership agreement if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke the forum selection provisions of the partnership agreement.

Books and Reports

Our general partner is required to keep appropriate books of the partnership’s business at our principal offices or any other place designated by our general partner. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner’s share of our income, gain, loss and deduction for our preceding taxable year. Although we currently intend to distribute Schedule K-1s on or around 90 days after the end of our fiscal year, it may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for our partnership. Consequently, holders of common units who are U.S. taxpayers should anticipate that they may need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us. See “Material U.S. Federal Tax Considerations — Administrative Matters — Information Returns.”

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose for such demand and at his own expense, have furnished to him:

•	promptly after becoming available, a copy of our U.S. federal income tax returns (excluding for the avoidance of doubt, information that is specific to another partner);

•	a current list of the name and last known business, residence or mailing address of each record holder; and

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our partnership’s best interests, could damage our partnership or its business or which the partnership is required by law or by agreements with third parties to keep confidential. In addition, our partnership agreement provides for certain restrictions on the rights of a limited partner to receive information from us for the purpose of determining whether to pursue litigation or assist in pending litigation against us.

COMPARISON OF OWNERSHIP OF CARLYLE HOLDINGS PARTNERSHIP

UNITS AND THE CARLYLE GROUP L.P. COMMON UNITS

The table below highlights a number of the significant differences between the rights and privileges associated with ownership of The Carlyle Group L.P. common units and the Carlyle Holdings partnership units. This discussion is intended to assist holders of the Carlyle Holdings partnership units in understanding how their investment will change if their Carlyle Holdings partnership units are exchanged for common units. The following information is summary in nature and is not intended to describe all the differences between the Carlyle Holdings partnership units and the common units.

The Carlyle Group L.P.	Carlyle Holdings
Form of Organization and Purpose

The Carlyle Group L.P. was formed on July 18, 2011 as a Delaware limited partnership. Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner in its sole discretion and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act. For more information see “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Organization” and “—Purpose”	Carlyle Holdings I L.P. (“Holdings I”) was formed as a Delaware limited partnership and may engage in any lawful act for which Delaware limited partnerships may be formed. Carlyle Holdings II L.P. (“Holdings II”) and Carlyle Holdings III L.P. (“Holdings III”) were formed as Québec société en commandite and may engage in any lawful act for which Québec société en commandite may be formed.

Management

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P. Our general partner manages all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business.	Wholly-owned subsidiaries of The Carlyle Group L.P. are the general partners of the Carlyle Holdings partnerships. The business, property and affairs of the Carlyle Holdings partnerships are managed under the sole, absolute and exclusive direction of the general partners.

Additional Equity

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. For more information see “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Issuance of Additional Securities”	The general partners, in their sole discretion, may establish from time to time additional units, in one or more classes or series of units, or other partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing units, classes and series of units or other partnership securities), as shall be determined by the appropriate general partner without the approval of any partner or any other person who may acquire an interest in any of the units. The general partners may, in their sole discretion, without the approval of any limited partner or other person, amend, supplement, waive or modify any provision of the respective partnership agreement to reflect any amendment, supplement, waiver or modification that such general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the partnership.

The Carlyle Group L.P.	Carlyle Holdings
Distributions

Distributions will be made to the partners pro rata according to their percentage interests in The Carlyle Group L.P. For more information see “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Cash Distribution Policy” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014 and incorporated by reference in this prospectus.	The respective general partners, in their sole discretion, may authorize distributions by the Carlyle Holdings partnerships to their respective partners, which distributions will be made pro rata in accordance with the partners’ respective total percentage interests in the partnerships. In addition, the partnership agreements of the Carlyle Holdings partnerships provide for cash distributions, which we refer to as “tax distributions,” to the partners of such partnerships if the general partners reasonably determine that the taxable income of the relevant partnership for a fiscal year will give rise to taxable income for its partners to the extent that other distributions made by the Carlyle Holdings partnerships for such year were otherwise insufficient to cover such tax liabilities.

Liquidity

Our common units are listed on the NASDAQ Global Select Market under the symbol “CG.”

Common units are securities and are transferable according to the laws governing transfers of securities and our partnership agreement. In addition to other rights acquired upon transfer, by acceptance of the transfer of common units in accordance with our partnership agreement, a transferee of such common units will be admitted as a limited partner with respect to the common units transferred when such transfer or issuance is reflected in our books and records. For more information see “Description of Common Units—Transfer of Common Units.”

Except as otherwise agreed to in writing between the respective general partner and the applicable limited partner and reflected in the books and records of the applicable partnership, no limited partner of the Carlyle Holdings partnerships or assignees thereof may transfer all or any portion of its partnership units or other interest in the partnership (or beneficial interest therein) without the prior consent of the respective general partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the general partner may require) as are determined by the respective general partner, in each case in such general partner’s sole discretion.

Fiduciary Duties of General Partner

Our partnership agreement contains provisions that eliminate the fiduciary duties that otherwise would be owed by our general partner to the common unitholders and the partnership at law or in equity. Accordingly, our general partner is only subject to the contractual duties set forth in our partnership agreement and to the implied contractual covenant of good faith and fair dealing. Our partnership agreement also restricts the remedies available to common unitholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties). For more information see “Conflicts of Interest and Fiduciary Responsibilities.”	The partnership agreements of the Carlyle Holdings partnerships do not create or impose any fiduciary duty on any of the partners (including without limitation, the general partners) of the Carlyle Holdings partnerships or on the respective affiliates of any such partner. Further, the partners under the partnership agreements of the Carlyle Holdings partnerships waive any and all fiduciary duties that, without such waiver, may exist or be implied under law or equity, and in doing so, the partners recognize, acknowledge and agree that their duties and obligations to one another and to the partnerships are only as expressly set forth in the partnership agreements and those required by the Delaware Revised Uniform Limited Partnership Act or the Civil Code of Québec and An Act respecting publicity of sole proprietorships, partnerships and legal persons (Québec), as applicable.

The Carlyle Group L.P.	Carlyle Holdings
Indemnification

Our partnership agreement provides, in most circumstances, for the indemnification of the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, in which such person may be involved or is threatened to be involved by reason of his status as such: our general partner; any departing general partner; any person who is or was a tax matters partner, officer or director of our general partner or any departing general partner; any officer or director of our general partner or any departing general partner who is or was serving at the request of a general partner or any departing general partner as an officer, director, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person; any person who controls a general partner or departing general partner; any person who is named in the registration statement as being or about to become a director of our general partner or any person designated by our general partner in its sole discretion. For more information see “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Indemnification.”

To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Carlyle Holdings partnerships to provide broader indemnification rights than such law permitted the Carlyle Holdings partnerships to provide prior to such amendment) in most circumstances the Carlyle Holdings partnerships are required to indemnify any indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Carlyle Holdings partnerships or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, including appeals, by reason of his or her or its status as an indemnitee or by reason of any action alleged to have been take or omitted to be taken by indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by indemnitee in connection with such action, suit or proceeding, including appeals.

The partnership agreements of the Carlyle Holdings partnerships define indemnitee as (a) the general partner, (b) any additional or substitute general partner, (c) any person who is or was a tax matters partner, officer or director of the general partner or any additional or substitute general partner, (d) any officer or director of the general partner or any additional or substitute general partner who is or was serving at the request of the general partner or any additional or substitute general partner as an officer, director, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person; provided that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any person the general partner in its sole discretion designates as an indemnitee and (f) any heir, executor or administrator with respect to persons named in clauses (a) through (e)

The Carlyle Group L.P.	Carlyle Holdings
Removal of General Partner

Our common unitholders have no right to remove or expel, with or without cause, our general partner. For more information see “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Withdrawal or Removal of the General Partner.”	The limited partners of the Carlyle Holdings partnerships have no right to remove the general partners of the Carlyle Holdings partnerships without their approval.

Limited Partner Voting Rights

Our common unitholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management’s decisions regarding our business. The voting rights of our common unitholders are limited as set forth in our partnership agreement and in the Delaware Limited Partnership Act. For example, our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any common unitholder as set forth under “—Amendment of the Partnership Agreement—No Limited Partner Approval.”	Except as expressly provided in the partnership agreements of the Carlyle Holdings partnerships, no limited partner of the Carlyle Holdings partnerships shall have any right to vote on any matter involving the partnerships, including with respect to any merger, consolidation, combination or conversion of the Carlyle Holdings partnerships, or any other matter that a limited partner might otherwise have the ability to vote on or consent with respect to under the Delaware Revised Uniform Limited Partnership Act, at law, in equity or otherwise.

Special Meetings Called by Limited Partners

Meetings of our limited partners may be called by our general partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class or classes for which a meeting is proposed. For more information see “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Meetings; Voting.”	Limited partners of the Carlyle Holdings partnerships have no right under their partnership agreements to call meetings of the partners.

Action Through Writing

Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or, if authorized by our general partner, without a meeting, without a vote and without prior notice if consented to in writing or by electronic submission by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. For more information see “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Meetings; Voting.”	Any action required or permitted to be taken by the partners pursuant to the respective partnership agreements of the Carlyle Holdings partnerships will be taken if all partners whose consent or ratification is required consent thereto or provide a consent or ratification in writing.

The Carlyle Group L.P.	Carlyle Holdings
Amendments to Governing Instruments

Our general partner may amend our partnership agreement without the approval of any partner, any unitholder or any other person for various specified reasons; provided, that no provision of our partnership agreement that requires the vote or consent of unitholders holding, or holders of, a percentage of the voting power of outstanding voting units required to take any action will be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of unitholders or holders of outstanding voting units whose aggregate outstanding voting units constitute not less than the voting or consent requirement sought to be reduced; provided further, that no amendment to our partnership agreement may (i) subject to limited exception, enlarge the obligations of any limited partner without its consent or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the general partner or any of its affiliates without the general partner’s consent, which consent may be given or withheld in its sole discretion; provided further, that subject to limited exceptions, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected; provided further, that certain provisions of the partnership agreement relating to the Carlyle Partners Ownership Condition shall not be amended, altered, changed, repealed, or rescinded in any respect without the written consent of TCG Partners; provided further, subject to limited exception, , no amendments to our partnership agreement shall become effective without the approval of unitholders holding at least 90% of the voting power of the outstanding voting units unless the partnership obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under the Delaware Limited Partnership Act. For more information see “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Amendment of the Partnership Agreement.”

The partnership agreements of the Carlyle Holdings partnership agreements may be amended, supplemented, waived or modified by the general partners in its sole discretion without the approval of any limited partner or other person; provided that no amendment may (i) materially and adversely affect the rights of a holder of units, as such, other than on a pro rata basis with other holder of units of the same class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such class of units), (ii) materially and adversely affect the rights of a Mubadala holder without the prior written consent of such Mubadala holder, or (iii) materially and adversely affect the rights of CalPERS without the prior written consent of CalPERS; provided further, however, that notwithstanding the foregoing, the general partners may, without the written consent of any limited partner or any other person, amend, supplement, waive or modify any provision of the partnership agreements of the Carlyle Holdings partnerships and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the general partners determine to be necessary or appropriate in connection with the creation, authorization or issuance of units or any class or series of equity interest in the Carlyle Holdings partnerships; (ii) the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreements of the Carlyle Holdings partnerships; (iii) a change in the name of the Carlyle Holdings partnerships, the location of the principal place of business of the Carlyle Holdings partnerships, the registered agent of the Carlyle Holdings partnerships or the registered office of the Carlyle Holdings partnerships; (iv) any amendment, supplement, waiver or modification that the general partners determine in their sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (v) a change in the fiscal year or taxable year of the Carlyle Holdings partnerships and any other changes that the general partners determine to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Carlyle Holdings partnerships including a change in the dates on which distributions are to be made by the Carlyle Holdings partnerships.

The Carlyle Group L.P.	Carlyle Holdings
The general partners may, in their sole discretion, unilaterally amend the partnership agreements of the Carlyle Holdings partnerships to provide for certain tax elections and, among other reasons, to make certain allocations of items of income, gains, deductions and loss pursuant to certain regulations proposed by the U.S. Treasury Department.

Asset Sales, Mergers and Consolidations

Our partnership agreement provides that our general partner in its sole discretion may not, without the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to, among other things, sell or exchange all or substantially all of our and our subsidiaries’ assets, taken as a whole, in a single transaction or a series of related transactions. However, our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in any or all of our and our subsidiaries’ assets (including for the benefit of persons other than us or our subsidiaries, including our affiliates), including, in each case, pursuant to any forced sale of any or all of our or our subsidiaries’ assets pursuant to the foreclosure of, or other realization upon, those encumbrances without the approval of the limited partners. Our general partner may, with the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to merge or consolidate or otherwise combine with one or more other persons. In addition, if conditions specified in our partnership agreement are satisfied, our general partner may, without limited partner approval, convert or merge us into, or convey some or all of our assets to, a newly formed limited liability entity if certain conditions are met. For additional information see “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Merger, Sale or Other Disposition of Assets	The general partners of the Carlyle Holdings partnerships may sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions without the consent of the limited partners. The general partner of Holdings I may merge or consolidate or otherwise combine such partnership without the consent of the limited partners. With respect to Holdings II and Holdings III, Québec law currently does not permit the merger or consolidation of société en commandite.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

This summary discusses the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common units as of the date hereof. For purposes of this discussion, references to “Carlyle,” “we,” “our,” and “us” mean only The Carlyle Group L.P. and not its subsidiaries, except as otherwise indicated. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code,” on the regulations promulgated thereunder and on published administrative rulings and pronouncements of the IRS and judicial decisions, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of investors, some of which, such as banks, or other financial institutions, real estate investment trusts, investors who are deemed to own 10% or more of our common units, persons holding common units as part of a hedging, integrated or conversion transaction or straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds, insurance companies, persons liable for the alternative minimum tax, dealers and other investors that do not own their common units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law. The actual tax consequences of the purchase and ownership of common units will vary depending on your circumstances. This discussion, to the extent that it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinion. However, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge the conclusions herein and a court may sustain such a challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of a common unit that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “non-U.S. Holder” is a holder (other than a partnership) that is not a U.S. Holder.

If a partnership holds common units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common units, you should consult your tax advisors. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

Prospective holders of common units should consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the purchase, ownership and disposition of a common unit, as well as any consequences under the laws of any other taxing jurisdiction.

Taxation of our Partnership and the Carlyle Holdings Partnerships

Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions are then made. Investors in our common units will become limited partners of The Carlyle Group L.P. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership,” unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We are publicly traded. However, an exception to taxation as a corporation, referred to as the “Qualifying Income Exception,” exists if at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and the partnership is not required to register under the 1940 Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income. Qualifying income does not generally include fees paid in respect of services.

We expect that allocations of carried interest from investments in stock and securities of corporations will typically consist of qualifying income because such allocations will generally consist of gain from the sale or disposition of a capital asset, interest and dividends. Income in respect of management, advisory and incentive fees as well as income allocations from our interest in investments in businesses conducted in non-corporate form (such as partnerships or LLCs) will typically not constitute qualifying income. We generally hold investments that generate non-qualifying income separately from our investments that generate qualifying income, which include allocations of carried interest from investments in stock and securities of corporations. We generally hold investments that earn non-qualifying fee income such as management fees, incentive fees and advisory fees, through entities classified as corporations for U.S. federal income tax purposes, including Carlyle Holdings I GP Inc. and Carlyle Holdings III GP L.P. Distributions received from such corporations will generally constitute qualifying income.

Our general partner has adopted a set of investment policies and procedures that govern the types of investments we can make (and income we can earn), including structuring certain investments through entities classified as corporations for U.S. federal income tax purposes, to ensure that we will meet the Qualifying Income Exception in each taxable year. It is the opinion of Simpson Thacher & Bartlett LLP that we will be treated as a partnership and not as a corporation for U.S. federal income tax purposes based on certain assumptions and factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs, the composition of our income, and that our general partner will ensure that we comply with the investment policies and procedures put in place to ensure that we meet the Qualifying Income Exception in each taxable year. However, this opinion is based solely on current law and does not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the Internal Revenue Service, or “IRS,” or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if we are required to register under the 1940 Act, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the holders of common units in liquidation of their interests in us. This deemed contribution and liquidation should generally be tax-free to holders so long as we do not have liabilities in excess of the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to holders of common units, and we would be subject to U.S. corporate income tax on our taxable income at regular corporate rates, thereby materially reducing the amount of cash available for distribution to holders of our common units. Distributions made to holders of our common units would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder’s tax basis in the common units, or as taxable capital gain, after the holder’s basis is reduced to zero. In addition, in the case of non-U.S. Holders, income that we receive with respect to investments may be subject to a higher rate of U.S. withholding tax. Accordingly, treatment as a corporation could materially reduce a holder’s after-tax return and thus could result in a substantial reduction of the value of the common units.

If at the end of any taxable year we fail to meet the Qualifying Income Exception, we may still qualify as a partnership if we are entitled to relief under the Internal Revenue Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Internal Revenue Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of our common units (during the failure period) will be required to pay such amounts as are determined by the IRS.

The remainder of this section assumes that we and the Carlyle Holdings partnerships will be treated as partnerships for U.S. federal income tax purposes.

Taxation of Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Inc. is taxable as a corporation for U.S. federal income tax purposes and therefore, as the holder of Carlyle Holdings I GP Inc.’s common stock, we will not be taxed directly on earnings of entities we hold through Carlyle Holdings I GP Inc. Distributions of cash or other property that Carlyle Holdings I GP Inc. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by Carlyle Holdings I GP Inc. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Carlyle Holdings I GP Inc.’s common stock, and thereafter will be treated as a capital gain. We hold certain of our entities that are expected to generate income that is not qualifying income for purposes of the Qualifying Income Exception through Carlyle Holdings I GP Inc., which is a corporation for U.S. federal income tax purposes, so that income in respect of such investments will be paid to us as distributions from Carlyle Holdings I GP Inc. that will constitute qualifying income.

Carlyle Holdings I GP Inc. will incur U.S. federal income taxes on its proportionate share of any net taxable income of Carlyle Holdings I L.P. In accordance with its partnership agreement, we will cause Carlyle Holdings I L.P. to distribute cash on a pro rata basis to holders of its units (that is, Carlyle Holdings I GP Inc. and the limited partners of Carlyle Holdings I L.P.) in an amount at least equal to the maximum tax liabilities arising from their ownership of such units, if any.

Taxation of Carlyle Holdings II GP L.L.C.

As a single member limited liability company that has not elected to be treated as a corporation for U.S. federal income tax purposes, Carlyle Holdings II GP L.L.C. will be treated as an entity disregarded as a separate entity from us. Accordingly, all the assets, liabilities and items of income, deduction and credit of Carlyle Holdings II GP L.L.C. will be treated as our assets, liabilities and items of income, deduction and credit.

Carlyle Holdings II GP L.L.C. invests directly or indirectly in a variety of assets and otherwise engage in activities and derive income that is consistent with the Qualifying Income Exception discussed above.

Taxation of Carlyle Holdings III GP L.P.

Carlyle Holdings III GP L.P. is a wholly-owned société en commandite organized in Québec. Carlyle Holdings III GP L.P. is taxable as a foreign corporation for U.S. federal income tax purposes. Distributions of cash or other property that Carlyle Holdings III GP L.P. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by Carlyle Holdings III GP L.P. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Carlyle Holdings III GP L.P.’s common stock, and thereafter will be treated as a capital gain. Income realized by Carlyle Holdings III GP L.P. will not be subject to U.S. federal income tax to the extent it has a foreign source and is not treated as ECI. Carlyle Holdings III GP L.P. is expected to be operated so as not to produce ECI.

Its assets, liabilities and items of income, deduction and credit will not be treated as our assets, liabilities and items of income, deduction and credit. We expect to hold certain of our entities that are expected to generate income that is not qualifying income for purposes of the Qualifying Income Exception through Carlyle Holdings III GP L.P., which is a corporation for U.S. federal income tax purposes, so that income in respect of such entities will be paid to us as distributions from Carlyle Holdings III GP L.P. that will constitute qualifying income.

Personal Holding Companies

Carlyle Holdings I GP Inc. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or “PHC,” for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of units in Carlyle Holdings I GP Inc. Consequently, Carlyle Holdings I GP Inc. could be or become a PHC, depending on whether it fails the PHC gross income test. If as a factual matter, the income of Carlyle Holdings I GP Inc. fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that Carlyle Holdings I GP Inc. is not and will not in the future become a PHC.

If Carlyle Holdings I GP Inc. is or were to become a PHC in a given taxable year, it would be subject to an additional 20% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments. If Carlyle Holdings I GP Inc. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material; in that event, distribution of such income would generally reduce the PHC income subject to tax.

Certain State, Local and Non-U.S. Tax Matters

We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. For example, we and our subsidiaries may be subject to New York City and/or District of Columbia unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our common unitholders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to common unitholders as a credit against their U.S. federal income tax liability.

Consequences to U.S. Holders of Common Units

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of common units.

For U.S. federal income tax purposes, your allocable share of our recognized items of income, gain, loss, deduction or credit, and our allocable share of those items of Carlyle Holdings, will be determined by the limited partnership agreements for our partnership and Carlyle Holdings if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in our partnership. We believe that for U.S. federal income tax purposes, such allocations will be given effect as being in accordance with your interest in The Carlyle Group L.P., and our general partner intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the limited partnership agreements, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the limited partnership agreements.

With respect to U.S. Holders who are individuals, certain dividends paid by a corporation, including certain qualified foreign corporations, to us may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation on shares that are readily tradable on an established securities market in the United States. We do not expect that Carlyle Holdings III GP L.P. will be a qualified foreign corporation for purposes of the reduced rates of taxation on dividends. Among other exceptions, a U.S. Holder who is an individual will not be eligible for reduced rates of taxation on any dividend if the payer is a PFIC (as defined below) in the taxable year in which such dividend is paid or in the preceding taxable year or on any income required to be reported by the U.S. Holder as a result of a QEF election (as defined below) that is attributable to a dividend received by an entity that is a PFIC and in which the fund holds a direct or indirect interest. Prospective investors should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. In addition, special provisions of the Internal Revenue Code may be applicable to certain of our investments, and may affect the timing of our income, requiring us (and, consequently, you) to recognize taxable income before we (or you) receive cash attributable to such income. Accordingly, it is possible that your U.S. federal income tax liability with respect to your allocable share of our income for a particular taxable year could exceed any cash distribution you receive for the year, thus giving rise to an out-of-pocket tax liability for you.

U.S. Holders that are individuals, estates or trusts are subject to a Medicare tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in our common units will be included in a U.S. Holder’s “net investment income” subject to this Medicare tax.

Basis

You will have an initial tax basis for your common unit equal to the amount you paid for the common unit plus your share under the partnership tax rules of our liabilities, if any. That basis will be increased by your share of our income and by increases in your share of our liabilities, if any. That basis will be decreased, but not below zero, by distributions from us, by your share of our losses and by any decrease in your share of our liabilities.

Holders who purchase common units in separate transactions must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the common units, a portion of that tax basis must be allocated to the common units sold.

Limits on Deductions for Losses and Expenses

Your deduction of your share of our losses will be limited to your tax basis in your common units and, if you are an individual or a corporate holder that is subject to the “at risk” rules, to the amount for which you are considered to be “at risk” with respect to our activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your common units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your common units, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the common units for repayment. Your at risk amount generally will increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

We do not expect to generate income or losses from “passive activities” for purposes of Section 469 of the Internal Revenue Code. Accordingly, income allocated to you by us may not be offset by your Section 469 passive losses and losses allocated to you generally may not be used to offset your Section 469 passive income. In addition, other provisions of the Internal Revenue Code may limit or disallow any deduction for losses by you or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Internal Revenue Code. You should consult with your tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Internal Revenue Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

In general, neither we nor any U.S. Holder may deduct organizational or syndication expenses. An election may be made by our partnership to amortize organizational expenses over a 15-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

Your share of our interest expense is likely to be treated as “investment interest” expense. If you are a non-corporate U.S. Holder, the deductibility of “investment interest” expense is generally limited to the amount of your “net investment income.” Your share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual’s adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. The operating expenses of Carlyle Holdings, including the management fee and management fees paid with respect to private funds advised by Carlyle to the extent these private funds are treated as partnerships for U.S. federal income tax purposes, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Alternatively, it is possible that we will be required to capitalize the management fees. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisors with respect to the application of these limitations.

Treatment of Distributions

Distributions of cash by us will not be taxable to you to the extent of your adjusted tax basis (described above) in your common units. Any cash distributions in excess of your adjusted tax basis will be considered to be gain from the sale or exchange of common units (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your common units exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Common Units

You will recognize gain or loss on a sale of common units equal to the difference, if any, between the amount realized and your tax basis in the common units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share under the partnership tax rules of our liabilities, if any. Your adjusted tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition.

Gain or loss recognized by you on the sale or exchange of a common unit generally will be taxable as capital gain or loss and will be long-term capital gain or loss if all of the common units you hold were held for more than one year on the date of such sale or exchange. Assuming we have not made an election, referred to as a “QEF election,” to treat our interest in a passive foreign investment company, or “PFIC,” as a “qualified electing fund,” or “QEF,” gain attributable to such investment in a PFIC would be taxable as ordinary income and would be subject to an interest charge. See “— Passive Foreign Investment Companies.” In addition, certain gain attributable to our investment in a controlled foreign corporation, or “CFC,” may be characterized as ordinary income and certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.” The deductibility of capital losses is subject to limitations.

Holders who purchase units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Foreign Tax Credit Limitations

You generally will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

We have not made and currently do not intend to make the election permitted by Section 754 of the Internal Revenue Code with respect to us or Carlyle Holdings II L.P. Carlyle Holdings I L.P. and Carlyle Holdings III L.P. have made such an election. The election is irrevocable without the consent of the IRS and generally requires the electing partnership to adjust the tax basis in its assets, or “inside basis,” attributable to a transferee of interests in the electing partnership under Section 743(b) of the Internal Revenue Code to reflect the purchase price of such interests paid by the transferee. As a result of Carlyle Holdings I L.P. and Carlyle Holdings III L.P. having made the Section 754 election Carlyle Holdings I GP Inc. and Carlyle Holdings III GP L.P., respectively, are required to adjust the basis in their assets attributable to interests in Carlyle Holding I L.P. acquired by Carlyle Holdings I GP Inc. and interests in Carlyle Holdings III L.P. acquired by Carlyle Holdings III GP L.P. from the limited partners of Carlyle Holdings I L.P. and Carlyle Holdings III L.P. If, as intended, we do not make the Section 754 election with respect to us, no similar adjustment to basis in assets owned directly or indirectly by us attributable to common units acquired by transferees would be made. Because we own our interests in Carlyle Holdings I L.P. indirectly through Carlyle Holdings I GP Inc., a corporation for U.S. federal income tax purposes, and our interests in Carlyle Holdings III L.P. indirectly though Carlyle Holdings III GP L.P., a corporation for U.S. federal income tax purposes, there is no adjustment to the inside basis for a transferee of common units in respect of Carlyle Holdings I L.P. or Carlyle Holdings III L.P. regardless of whether a Section 754 election is made in respect of us or those partnerships.

If no Section 754 election is made by us and Carlyle Holdings II L.P., there will be no adjustment for the transferee of common units, even if the purchase price of those common units is higher than the common units’ share of the aggregate tax basis of our assets or the assets of Carlyle Holdings II L.P. immediately prior to the transfer. In that case, on a sale of any such asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if we and Carlyle Holdings II L.P. had made a Section 754 election.

Even assuming no Section 754 election is made, if common units are transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such common units.

The calculations under Section 754 of the Internal Revenue Code are complex. We will make them on the basis of assumptions as to the value of our assets and other matters.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we have adopted depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our common unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our common unitholders’ tax returns.

Foreign Currency Gain or Loss

Our functional currency is the U.S. dollar, and our income or loss is calculated in U.S. dollars. It is likely that we will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your tax advisor with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

You may be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a PFIC. Carlyle Holdings I GP Inc. will be subject to rules similar to those described below with respect to any PFICs owned directly or indirectly by it.

A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is “passive income” (as defined in Section 1297 of the Internal Revenue Code and the regulations promulgated thereunder) or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce “passive income.” There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain “excess distributions” by the PFIC, is treated as though realized ratably over the shorter of your holding period of common units or our holding period for the PFIC. Such gain or income is taxable as ordinary income and, as discussed above, dividends paid by a PFIC to an individual will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

Although it may not always be possible, we expect to make a QEF election where possible with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF in the first year we hold shares in such entity. However, we expect that in many circumstances we may not have access to information necessary to make a QEF election because, for example, one of our investment funds may hold minority interests directly or indirectly in an entity over which we have no control. A QEF election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If we make a QEF election under the Internal Revenue Code with respect to our interest in a PFIC, in lieu of the foregoing treatment, we would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF called “QEF Inclusions,” even if not distributed to us. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. However, a holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. However, net losses (if any) of a non-U.S. entity owned through Carlyle Holdings II GP L.L.C. that is treated as a PFIC will not pass through to us or to holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, holders may over time be taxed on amounts that as an economic matter exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a holder’s basis in our common units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation applicable to “qualified dividend income” of individual U.S. Holders. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. You should consult your tax advisors as to the manner in which QEF Inclusions affect your allocable share of our income and your basis in your common units.

Alternatively, in the case of a PFIC that is a publicly-traded foreign portfolio company, we may make an election to “mark to market” the stock of such foreign portfolio company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

When making investment or other decisions, we will consider whether an investment will be a PFIC and the tax consequences related thereto. We may make certain investments, including for instance investments in specialized investment funds or investments in funds of funds through non-U.S. corporate subsidiaries of the Carlyle Holdings partnerships or through other non-U.S. corporations. Such entities may be a PFICs for U.S. federal income tax purposes. In addition, certain of our investments could be in PFICs. Thus, we can make no assurance that some of our investments will not be treated as held through a PFIC or as interests in PFICs or that such PFICs will be eligible for the “mark to market” election, or that as to any such PFICs we will be able to make QEF elections.

If we do not make a QEF election with respect to a PFIC, Section 1291 of the Internal Revenue Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of common units by a holder at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its common units or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.

Controlled Foreign Corporations

A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

When making investment or other decisions, we will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each common unitholder may be required to include in income its allocable share of the CFC’s “Subpart F” income reported by us. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents, fees for services provided to certain related persons and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of our shares of such non-U.S. entity, and a holder’s tax basis in our common units, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to “qualified dividend income” for individual U.S. persons. See “— Consequences to U.S. Holders of Common Units.” Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to you from our disposition of stock in a CFC will be treated as ordinary income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to you. Moreover, a portion of your gain from the sale or exchange of your common units may be treated as ordinary income. Any portion of any gain from the sale or exchange of a common unit that is attributable to a CFC may be treated as an “unrealized receivable” taxable as ordinary income. See “— Sale or Exchange of Common Units.”

If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading “Passive Foreign Investment Companies” above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then common unitholders may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisors in this regard.

It is expected that Carlyle Holdings III GP L.P. will be a CFC subject to the above rules and as such, each common unitholder that is a U.S. person will be required to include in income its allocable share of Carlyle Holdings III GP L.P.’s Subpart F income reported by us.

Investment Structure

To manage our affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in our Limited Partnership Agreement, we may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. However, because our common unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our common unitholders to the same extent, and may even impose additional tax burdens on some of our common unitholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a CFC or a PFIC. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to such tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local and Non-U.S. Jurisdictions

In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have investments or activities. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which we invest, or in which entities in which we own interests conduct activities or derive income. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisors regarding the U.S. state, local and non-U.S. tax consequences of an investment in us.

Transferor/Transferee Allocations

In general, our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your common units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee’s acquisition of our common units.

Although Section 706 of the Internal Revenue Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partnership interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the investors. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our general partner is authorized to revise our method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Taxes

If common units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual U.S. Holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with respect to our common units.

U.S. Taxation of Tax-Exempt U.S. Holders of Common Units

A holder of common units that is a tax-exempt entity for U.S. federal income tax purposes (including an individual retirement account or 401(k) plan participant) and therefore generally exempt from U.S. federal income taxation, may nevertheless be subject to tax on any unrelated business taxable income, or “UBTI,” to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (that is, indebtedness incurred in acquiring or holding property).

While we do not expect to generate significant amounts of UBTI for tax-exempt U.S. Holders of our common units as a result of direct investments in operating businesses, certain of our investments may be treated as debt-financed investments, which may give rise to debt-financed UBTI. Accordingly, no assurance can be given that we will not generate UBTI currently or in the future and, subject to the qualifying income rules described under “Material U.S. Federal Tax Considerations — Taxation of our Partnership and the Carlyle Holdings Partnerships,” we are under no obligation to minimize UBTI. Tax-exempt U.S. Holders of common units should consult with their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

U.S. mutual funds that are treated as regulated investment companies, or “RICs,” for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Internal Revenue Code to maintain their favorable U.S. federal income tax status.

The treatment of an investment by a RIC in common units for purposes of these tests will depend on whether we are treated as a “qualifying publicly traded partnership.” If our partnership is so treated, then the common units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the common units is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25% of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC’s allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC’s allocable share of the underlying gross income earned by us. Whether we will qualify as a “qualifying publicly traded partnership” depends on the exact nature of our future investments, but it is likely that we will not be treated as a “qualifying publicly traded partnership.” In addition, as discussed above under “— Consequences to U.S. Holders of Common Units,” we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in our common units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Internal Revenue Code for avoiding income and excise taxes. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in common units.

Consequences to Non-U.S. Holders of Common Units

U.S. Income Tax Consequences

In light of our intended investment activities, we generally do not expect to be treated as engaged in a U.S. trade or business or to generate significant amounts of ECI for non-U.S. Holders of our common units. However, there can be no assurance that we will not generate ECI currently or in the future and, subject to the qualifying income rules described under “Material U.S. Federal Tax Considerations — Taxation of our Partnership and the Carlyle Holdings Partnerships,” we are under no obligation to minimize ECI. Moreover there can be no assurance that the IRS will not successfully assert that we are engaged in a U.S. trade or business such that some portion of our income is properly treated as ECI. If a non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in our common units in such year, such non-U.S. Holder generally would be (1) subject to withholding by us on any actual distributions, (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to The Carlyle Group L.P. and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of our ECI. Any amount so withheld would be creditable against such non-U.S. Holder’s U.S. federal income tax liability, and such non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. Holder’s U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. Holder on the sale or exchange of its common units could be treated for U.S. federal income tax purposes as ECI, and hence such non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange of our common units.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Internal Revenue Code, non-U.S. persons are subject to U.S. federal income tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). The FIRPTA tax applies if a non-U.S. person is a holder of an interest in a partnership that realizes gain in respect of an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments (other than direct investments in U.S. real property), for example, through one of our investment funds held by Carlyle Holdings II GP L.L.C. that could constitute investments in U.S. real property or USRPHCs. If we make such investments, each non-U.S. Holder will be subject to U.S. federal income tax under FIRPTA on such holder’s allocable share of any gain we realize on the disposition of a FIRPTA interest and will be subject to the tax return filing requirements regarding ECI discussed above.

Although each non-U.S. Holder is required to provide an IRS Form W-8, we may not be able to provide complete information related to the tax status of our investors to Carlyle Holdings for purposes of obtaining reduced rates of withholding on behalf of our investors. Accordingly, to the extent we receive dividends from a U.S. corporation through Carlyle Holdings and its investment vehicles, your allocable share of distributions of such dividend income will be subject to U.S. withholding tax at a 30% rate, unless relevant tax status information is provided. Distributions to you may also be subject to withholding to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable annual or periodic income under the Internal Revenue Code, provided that an exemption from or a reduced rate of such withholding may apply if certain tax status information is provided. If such information is not provided and you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat our partnership as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisors regarding the treatment of U.S. withholding taxes.

Special rules may apply in the case of a non-U.S. Holder that (1) has an office or fixed place of business in the U.S., (2) is present in the U.S. for 183 days or more in a taxable year or (3) is a former citizen of the U.S., a foreign insurance company that is treated as holding a partnership interests in us in connection with their U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisors regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

The U.S. federal estate tax treatment of our common units with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our common units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. Holders who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regard to our units.

Administrative Matters

Taxable Year

We currently use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner

Our general partner acts as our “tax matters partner.” As the tax matters partner, the general partner has the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Information Returns

We have agreed to furnish to you, as soon as reasonably practicable after the close of each calendar year, tax information (including Schedule K-1), which describes on a U.S. dollar basis your share of our income, gain, loss and deduction for our preceding taxable year. Although we currently intend to distribute Schedule K-1s on or around 90 days after the end of our fiscal year, it may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. Consequently, holders of common units who are U.S. taxpayers should anticipate that they may need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us for the taxable year.

In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year’s tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Tax Shelter Regulations

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a common unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Common unitholders should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.

Our termination would result in the close of our taxable year for all holders of common units. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Internal Revenue Code if applicable. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

The Internal Revenue Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the common unitholders, and such Schedules K-1 would have to be provided to common unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of our total interests. It is possible we might make such an election, if eligible. If we make such election, IRS audit adjustments will flow through to holders of the common units for the year in which the adjustments take effect, rather than the holders of common units in the year to which the adjustment relates. In addition, we, rather than the holders of the common units individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld

If we are required to withhold any U.S. tax on distributions made to any common unitholder, we may pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the common unitholder with respect to whom the payment was made and will reduce the amount of cash to which such common unitholder would otherwise be entitled.

Withholding and Backup Withholding

For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Internal Revenue Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of common units), we may over-withhold or under-withhold with respect to a particular holder of common units. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. Holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder’s U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. Holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. Holder).

Under the backup withholding rules, you may be subject to backup withholding tax (at the rate of 28%) with respect to distributions paid unless: (1) you are a corporation or come within another exempt category and demonstrate this fact when required or (2) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN or Form W-8BENE. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all investors on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Internal Revenue Code (such Sections commonly referred to as “FATCA”), a 30% U.S. withholding tax may apply to certain U.S. payments or, for a disposition occurring after December 31, 2016, the gross proceeds from a disposition of any U.S. stocks and securities, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Internal Revenue Code), which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Internal Revenue Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y)

adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Non-U.S. and U.S. Holders are encouraged to consult their own tax advisors regarding the implications of FATCA on their investment in our common units.

Nominee Reporting

Persons who hold an interest in our partnership as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity;

(c)	the amount and description of common units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

New Legislation or Administrative or Judicial Action

The U.S. federal income tax treatment of common unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our common unitholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our common units. See “Risk Factors — Risks Related to U.S. Taxation — Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis” and “Risk Factors — Risks Related to Our Company— Although not enacted, the U.S. Congress has considered legislation that would have: (i) in some cases after a ten-year transition period, precluded us from qualifying as a partnership for U.S. federal income tax purposes or required us to hold carried interest through taxable subsidiary corporations; and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to us, the after tax income and gain related to our business, as well as our distributions to common unitholders and the market price of our common units, could be reduced” in the section entitled “Risk Factors” in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus. In addition, statutory changes, revisions to regulations and other modifications and interpretations with respect to the tax laws of the states and other jurisdictions in which we operate could result in us or our common unitholders having to pay additional taxes. Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the common unitholders, in order to address certain changes in U.S. federal and state income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our common unitholders.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO CARLYLE AND ITS UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE UNITHOLDER. PROSPECTIVE UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE COMMON UNITS.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of up to 460,000 common units representing limited partner interests to holders of up to an equal number of Carlyle Holdings partnership units. The common units registered under this prospectus will only be issued to the extent that holders of Carlyle Holdings partnership units exchange such partnership units for our common units. We will not receive any cash proceeds from the issuance of any of our common units upon an exchange of Carlyle Holdings partnership units, but we will acquire the Carlyle Holdings partnership units exchanged for our common units that we issue to an exchanging holder.

LEGAL MATTERS

The validity of the common units representing limited partner interests will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others owns interests representing less than 1% of the capital commitments of certain investment funds advised by Carlyle.

EXPERTS

The consolidated financial statements of The Carlyle Group L.P. appearing in The Carlyle Group L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of The Carlyle Group L.P.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and The Carlyle Group L.P. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common units offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common units, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We make available free of charge on the Investor Relations section of our website (http://www.carlyle.com) our Annual Report on Form 10-K, Quarterly Reports on Form-10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We intend to make available to our common unitholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the prospectus and before the date that the offerings of the common units by means of this prospectus are terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 27, 2014 (File No. 001-35538);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 8, 2014 (File No. 001-35538);

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 7, 2014 (File No. 001-35538);

•	Current Reports on Form 8-K, filed on March 5, 2014 (File No. 001-35538);

•	Current Report on Form 8-K, filed on March 10, 2014 (File No. 001-35538);

•	Current Report on Form 8-K, filed on March 28, 2014 (File No. 001-35538);

•	Current Report on Form 8-K, filed on May 12, 2014 (File No. 001-35538);

•	Current Report on Form 8-K, filed on June 3, 2014 (File No. 001-35538);

•	Registration Statement on Form 8-A for registration of the common units pursuant to Section 12(b) of the Exchange Act, filed on May 3, 2012; and

•	All other than documents filed by Carlyle under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from The Carlyle Group L.P., 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004. You also may contact us at (202) 729-5626 or visit our website at http://www.carlyle.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to exchange your Carlyle Holdings partnership units for our common units.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts except the registration fee are estimated.

SEC Registration Fee	$1,597
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	50,000
Miscellaneous	20,000

Total	$86,597

Item 15. Indemnification of Directors and Officers

The section of the prospectus entitled “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Indemnification” discloses that we will generally indemnify our general partner, officers, directors and affiliates of the general partner and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 16. Exhibits

Exhibit Number	Exhibit Description

3.1	Certificate of Limited Partnership of The Carlyle Group L.P. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-176685) filed with the SEC on September 8, 2011).

3.2	Amended and Restated Agreement of Limited Partnership of The Carlyle Group L.P. (incorporated herein by reference to Exhibit 3.1 to Form 8-K filed with the SEC on May 8, 2012).

5.1*	Opinion of Simpson Thacher & Bartlett LLP regarding the legality of the securities being registered.

8.1*	Opinion of Simpson Thacher & Bartlett LLP regarding specified tax matters.

23.1*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page to this Registration Statement).

*	Filed herewith

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on the 29th day of October, 2014.

THE CARLYLE GROUP L.P.

By:	Carlyle Group Management L.L.C.,
its general partner

By:	/s/ Curtis L. Buser
Name: Curtis L. Buser
Title: Interim Chief Financial Officer and
Authorized Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of the general partner of the Registrant, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitutes and appoints William E. Conway, Daniel A. D’Aniello, David M. Rubenstein, Curtis L. Buser and Jeffrey W. Ferguson, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of October, 2014.

Signature	Title

/s/ William E. Conway, Jr.	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)
William E. Conway, Jr.

/s/ Daniel A. D’Aniello	Chairman and Director (Co-Principal Executive Officer)
Daniel A. D’Aniello

/s/ David M. Rubenstein	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)
David M. Rubenstein

Signature	Title

/s/ Jay S. Fishman	Director
Jay S. Fishman

/s/ Lawton W. Fitt	Director
Lawton W. Fitt

/s/ James H. Hance, Jr.	Director
James H. Hance, Jr.

/s/ Janet Hill	Director
Janet Hill

/s/ Edward J. Mathias	Director
Edward J. Mathias

/s/ Dr. Thomas S. Robertson	Director
Dr. Thomas S. Robertson

/s/ William J. Shaw	Director
William J. Shaw

/s/ Curtis L. Buser	Interim Chief Financial Officer (Principal Financial Officer and Authorized Officer)
Curtis L. Buser

/s/ Pamela L. Bentley	Chief Accounting Officer (Principal Accounting Officer)
Pamela L. Bentley